EXHIBIT NO. 99.1

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News Release

Media Contact:     Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

Investor Contact:  Albert E. Ferrara, Jr., Vice President, Finance & Chief Financial Officer (513) 425-2888

AK Steel Reports 4th Quarter and Full Year 2003 Results

MIDDLETOWN, OH, January 30, 2004 – AK Steel (NYSE: AKS) today reported a fourth quarter 2003 net loss of $163.9 million, or $1.51 per share of common stock. In the fourth quarter of 2002, the company reported a net loss of $489.7 million, or $4.54 per share. Included in the fourth quarter 2003 net loss were combined non-cash benefit plan corridor charges of $240.1 million ($145.3 million after tax, or $1.34 per share) to recognize actuarial net losses associated with the company’s pension and other postretirement benefit plans that are outside a defined corridor. In 2002, the company incurred combined fourth quarter non-cash corridor charges of $816.8 million ($483.8 million, after tax, or $4.49 per share). These non-cash corridor charges are required because of the company’s unique method of accounting for its benefit plans, and in 2003 were primarily due to the impact of declining interest rates.

Excluding the per share effects of these charges, the fourth quarter 2003 net loss would have been $18.6 million, or $0.17 per share. The fourth quarter 2003 net loss was also net of $15.5 million, or $0.14 per share, of after-tax income from discontinued operations. Excluding the per share effect of the non-cash corridor charges and the income from discontinued operations, AK Steel would have recorded a $34.1 million loss from continuing operations, or $0.31 per share, for the fourth quarter of 2003.

Per Share Amounts For Three Months Ended December 31, 2003
Adjusted loss from continuing operations	$(0.31)
Benefit plan corridor charges	(1.34)
Income from discontinued operations	0.14

Net loss	$(1.51)

Net sales for the fourth quarter of 2003 were $1,054.0 million on shipments of 1,563,700 tons, compared to net sales of $1,025.8 million on shipments of 1,428,100 tons in the fourth quarter of 2002. The reported sales for both periods reflect steel operations only and exclude the results of operations of Douglas Dynamics, L.L.C. and Greens Port Industrial Park, both of which the company previously announced are for sale and, accordingly, have been reported as discontinued operations.

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For the full year 2003, the company reported a net loss of $560.4 million, or $5.17 per share, compared to a 2002 net loss of $502.4 million, or $4.67 per share. In addition to the fourth quarter non-cash corridor charges, the 2003 net loss included non-cash impairments of $101.2 million, or $0.93 per share, for goodwill and $87.3 million, or $0.80 per share for deferred taxes. Also included was after-tax income from the discontinued operations totaling $34.0 million, or $0.31 per share, for 2003.

Net sales for 2003 were $4,041.7 million on 5,830,800 tons shipped, compared to $4,158.8 million on 5,803,700 tons shipped in 2002. Average steel selling prices for 2003 decreased to $677 per ton from $703 per ton for 2002. The decrease was attributable to the combined effects of lower automotive and appliance market shipments, higher shipments to the distributor and converter markets, a poorer product mix and lower spot market pricing.

The company reported that, in addition to the non-cash impairments of goodwill and its deferred tax assets, results in 2003 compared to 2002 were adversely affected by pre-tax costs of $5 million related to the announced 20% reduction in salaried workforce. The 2003 operating loss also reflected higher natural gas, scrap and purchased slab costs and an increase in pension and other postretirement benefit expenses, exclusive of the non-cash fourth quarter corridor charges.

“AK Steel employees responded to the challenges we faced in the fourth quarter with the best quarterly operating results of the year. We regained shipment volumes and lowered operating costs despite significantly higher energy and raw material costs,” said James L. Wainscott, president and CEO. “This organization is keenly focused on meeting the challenges we face as we strive to return the company to a sustainable level of profitability.”

AK Steel continues to make progress in reducing costs to improve its profitability and its competitiveness in the industry. The company said that more than 400 of the 475 positions earmarked for reduction were eliminated in the fourth quarter, with the remaining positions scheduled to be eliminated in the first quarter of 2004. The company also announced that it had made significant progress towards its goal of pre-tax earnings improvements of $200 million in 2004, having realized a portion of those savings in the fourth quarter of 2003. In addition, the company is continuing its confidential discussions with union representatives in an effort to achieve competitive employment costs.

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Liquidity, Pending Asset Sales and Other Matters

The company reported that it had ended 2003 with $54.7 million of cash and $455 million of availability under its two credit facilities, for total liquidity of approximately $510 million. During the fourth quarter, the company generated $61.6 million of cash from continuing operations, made a scheduled $62.5 million payment as the third of four annual principal payments on its senior secured notes and repaid the $50 million outstanding balance on its inventory-based credit facility.

Also in the fourth quarter, the company announced its plans to sell Douglas Dynamics, L.L.C. and Greens Port Industrial Park and to use a substantial portion of the proceeds to reduce outstanding debt. The company has targeted completion of those sales for the first quarter of 2004.

The company also said that on January 27, 2004, EUROFER, an association of European steel producers, formally withdrew an anti-dumping trade complaint that it had filed with the European Commission in 2002. The complaint related to imports into the European Union of certain stainless steel sheet products originating from the United States. As a result of the complaint, the European Commission had, in September of 2003, imposed a provisional duty of 20.6% against certain stainless steel sheet products manufactured by AK Steel for export to Europe.

Although the European Commission has not yet terminated the investigation initiated by the complaint, AK Steel said that it anticipates the commission will do so, and will remove the provisional duty, in light of the withdrawal of the complaint. AK Steel said it disagrees with, and has contested vigorously, the original complaint.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Shipments (000 tons)	1,563.7	1,428.1	5,830.8	5,803.7
Flat-rolled selling price per ton	$671	$718	$677	$703

Net Sales	$1,054.0	$1,025.8	$4,041.7	$4,158.8

Cost of products sold	974.5	884.2	3,886.9	3,628.7
Selling and administrative expenses	57.4	62.4	243.6	242.8
Depreciation	50.5	54.2	221.7	221.2
Pension and other postretirement benefit corridor charges	240.1	816.8	240.1	816.8
Goodwill impairment	—	—	101.2	—
Insurance settlement	—	—	—	(23.9)
Impairment of equity investment	—	10.9	—	10.9

Total operating costs	1,322.5	1,828.5	4,693.5	4,896.5

Operating loss	(268.5)	(802.7)	(651.8)	(737.7)

Interest expense	30.4	30.1	117.8	128.3
Loss on early retirement of debt	—	—	—	31.7
Gain on sale of Anthem stock	—	—	—	24.1
Other income (loss)	(6.5)	(4.0)	(3.4)	—

Loss before income taxes	(305.4)	(836.8)	(773.0)	(873.6)

Deferred tax asset valuation allowance	—	—	87.3	—
Income tax benefit	126.0	339.7	265.9	353.2

Loss from continuing operations	(179.4)	(497.1)	(594.4)	(520.4)

Income from discontinued operations, net of tax	15.5	7.4	34.0	24.4
Loss on sale of Sawhill Tubular, net of tax	—	—	—	(6.4)

Net loss	$(163.9)	$(489.7)	$(560.4)	$(502.4)

Basic and diluted loss per share:
Loss from continuing operations	$(1.65)	$(4.61)	$(5.48)	$(4.84)
Income from discontinued operations	0.14	0.07	0.31	0.23
Loss on sale of Sawhill Tubular	—	—	—	(0.06)

Net loss	$(1.51)	$(4.54)	$(5.17)	$(4.67)

Weighted average shares outstanding	108.5	107.9	108.5	107.9

AK Steel Corporation

(Unaudited)

Supplemental Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Reconciliation of operating profit (loss)*
Operating profit (loss) excluding items below	$(28.4)	$25.0	$(310.5)	$90.0
Pension and other postretirement benefit corridor charges	(240.1)	(816.8)	(240.1)	(816.8)
Goodwill impairment charge	—	—	(101.2)	—
Impairment of equity investment	—	(10.9)	—	(10.9)

Operating loss	$(268.5)	$(802.7)	$(651.8)	$(737.7)

Reconciliation of operating profit (loss) per ton
Operating profit (loss) per ton excluding items below	$(18)	$18	$(53)	$16
Pension and other postretirement benefit corridor charges	(154)	(572)	(41)	(141)
Goodwill impairment charge			(18)
Impairment of equity investment	—	(8)	—	(2)

Operating loss per ton	$(172)	$(562)	$(112)	$(127)

Reconciliation of net loss* **
Net loss before items below	$(34.1)	$(6.8)	$(260.6)	$(25.4)
Pension and other postretirement benefit corridor charges	(145.3)	(483.8)	(145.3)	(483.8)
Goodwill impairment charge	—	—	(101.2)	—
Impairment of equity investment	—	(6.5)	—	(6.5)
Loss on retirement of long-term debt	—	—	—	(19.9)
Gain on sale of Anthem Stock	—	—	—	15.2
Deferred tax asset charge	—	—	(87.3)	—
Income from discontinued operations	15.5	7.4	34.0	18.0

Net loss	$(163.9)	$(489.7)	$(560.4)	$(502.4)

Reconciliation of net loss per share
Net loss per share before items below	$(0.31)	$(0.06)	$(2.41)	$(0.24)
Benefit corridor charges per share	(1.34)	(4.49)	(1.34)	(4.49)
Goodwill impairment charge per share	—	—	(0.93)	—
Impairment of equity investment per share	—	(0.06)	—	(0.06)
Loss on retirement of long-term debt per share	—	—	—	(0.19)
Gain on sale of Anthem Stock per share	—	—	—	0.14
Deferred tax asset charge per share	—	—	(0.80)	—
Income from discontinued operations per share	0.14	0.07	0.31	0.17

Net loss per share	$(1.51)	$(4.54)	$(5.17)	$(4.67)

* Dollars in millions

** All items net of tax, if applicable

Steel Shipments

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Tons Shipped by Product (000’s)
Stainless/Electrical	218.3	231.1	883.3	989.8
Coated	818.6	742.9	2,947.9	2,973.8
Cold Rolled	299.0	319.1	1,150.5	1,297.0
Tubular	44.6	21.8	132.7	91.3
Hot Rolled	127.1	43.2	442.4	168.4
Secondary	56.1	70.0	274.0	283.4

Total Shipments	1,563.7	1,428.1	5,830.8	5,803.7

Shipments by Product (%)
Stainless/Electrical	14.0%	16.2%	15.1%	17.1%
Coated	52.4%	52.0%	50.6%	51.2%
Cold Rolled	19.1%	22.3%	19.7%	22.3%
Tubular	2.9%	1.5%	2.3%	1.6%
Hot Rolled	8.1%	3.0%	7.6%	2.9%
Secondary	3.5%	5.0%	4.7%	4.9%

Total Shipments	100.0%	100.0%	100.0%	100.0%

AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) December 31, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$54.7	$282.5
Accounts and notes receivables, net	399.3	387.2
Inventories—net	730.9	848.5
Current assets held for sale	46.5	38.4
Other current assets	126.6	143.1

Total Current Assets	1,358.0	1,699.7

Property, plant and equipment	4,793.9	4,728.0
Accumulated depreciation	(2,360.0)	(2,154.3)

Property, plant and equipment, net	2,433.9	2,573.7
Non-current assets held for sale	65.5	65.6
Other	1,168.2	1,060.7

Total Assets	$5,025.6	$5,399.7

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$376.3	$452.1
Other accruals	181.9	231.2
Current liabilities—discontinued operations	16.8	12.3
Current portion of long-term debt	62.5	62.5
Current portion of pension & postretirement benefit obligation	141.4	102.2

Total Current Liabilities	778.9	860.3

Long-term debt	1,197.8	1,259.9
Pension & postretirement benefit obligation	2,940.6	2,580.5
Non-current liabilities—discontinued operations	9.1	8.1
Other liabilities	152.0	161.6

Total Liabilities	5,078.4	4,870.4

Shareholders’ Equity (Deficit)
Common stock—2003; authorized 200,000,000 shares of $0.01 par value each; 117,082,911 shares issued; 108,577,655 shares outstanding	1.2	1.2
Additional paid-in capital	1,815.9	1,812.1
Treasury stock—2003; 8,505,256 shares at cost	(122.7)	(122.0)
Accumulated deficit	(1,544.2)	(983.8)
Accumulated other comprehensive loss	(203.0)	(178.2)

Total Shareholders’ Equity (Deficit)	(52.8)	529.3

Total Liabilities and Shareholders’ Equity (Deficit)	$5,025.6	$5,399.7

AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Twelve Months Ended
	December 31,
	2003	2002
Cash Flow From Operating Activities:
Net loss	$(560.4)	$(502.4)
Depreciation	221.7	221.2
Amortization	11.1	9.2
Deferred taxes	(173.8)	(287.8)
Pension and other postretirement benefit expense in excess of payments	107.9	62.7
Pension and other postretirement benefit fourth quarter corridor charge	240.1	816.8
Goodwill impairment	101.2	—
Investment impairment	—	10.9
Income from discontinued operations	(34.0)	(18.0)
Working capital	(1.7)	(58.0)
Other	15.9	25.0

Net Cash Flow From Operating Activities of Continuing Operations	(72.0)	279.6

Cash Flow From Investing Activities:
Capital investments	(79.6)	(83.5)
Purchase of business and investments	(68.3)	(54.4)
Proceeds from sale of business, investments and PP&E	11.8	149.5
Other	(0.5)	(0.3)

Net Cash Flow From Investing Activities of Continuing Operations	(136.6)	11.3

Cash Flow From Financing Activities:
Proceeds from issuance of debt	—	538.1
Principal payments on long-term debt	(62.5)	(628.0)
Premium payment on redemption of long-term debt	—	(25.1)
Redemption of preferred stock	—	(13.1)
Preferred stock dividends	—	(0.9)
Purchase of treasury stock	(0.6)	(1.6)
Other	(7.5)	(2.5)

Net Cash Flow From Financing Activities of Continuing Operations	(70.6)	(133.1)

Cash Flow From Discontinued Operations	51.4	23.9

Net Increase (Decrease) in Cash	(227.8)	181.7

Cash and Cash Equivalents, Beginning	282.5	100.8

Cash and Cash Equivalents, Ending	$54.7	$282.5